Exhibit 99.1

THE NECESSITY RETAIL REIT CLOSES ON 23 PROPERTIES, REPRESENTING $278 MILLION OF THE PREVIOUSLY ANNOUNCED $1.3 BILLION OPEN-AIR SHOPPING CENTER ACQUISITION

- 79 Properties Acquired Year-to-Date for $1.1 Billion -

- Two Properties Representing Approximately $200 Million Expected to Close Upon Completion of Loan Assumptions by End of Second Quarter -

NEW YORK – May 2, 2022 – The Necessity Retail REIT, Inc. (Nasdaq: RTL) (“RTL” or the “Company”) announced today that the Company, through its operating partnership, completed the acquisition of 23 open-air shopping centers for a $277.8 Million, excluding closing costs. The closing is the fourth and fifth tranche from the previously announced agreement to acquire a portfolio of 81 Power, Anchored and Grocery Centers1 from certain subsidiaries of CIM Real Estate Finance Trust, Inc. for $1.3 billion. To date, 79 of the 81 properties have closed.

“This acquisition, paired with our targeted asset sales over the past few years, has significantly transformed RTL into a pure-play necessity-based retail REIT,” said Michael Weil, CEO of RTL. “Bringing these properties onto our platform and integrating with new tenants, managers and communities has been handled seamlessly by our team. We are energized by what we think is the significant embedded upside in this portfolio and look forward to the cash flow contributions that will be derived from these properties for years to come.”

Footnote

1 Portfolio includes 79 Power, Anchored and Grocery Centers and two single tenant properties.

About The Necessity Retail REIT Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused "Where America Shops". RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “seek,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants, any assets under contract to be acquired including their respective tenants and uncertainty and volatility in the global economy and financial markets from, among other things, COVID-19 and the ongoing war in Ukraine, all of which may adversely affect market conditions and capital availability as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

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